Laidlaw International To Repurchase Shares

NAPERVILLE, IL, December 22, 2004 — Laidlaw International, Inc. (NYSE: LI) announced today that the Pension Benefit Guaranty Corporation has agreed to extend the deadline for the sale of the approximately 3.8 million shares of Laidlaw International common stock held in trust for the benefit of the Greyhound U.S. Pension Plans to April 15, 2005. Laidlaw International intends to use a portion of the proceeds from the sale of its healthcare companies, due to close by the end of March 2005, to repurchase all or a portion of those shares.

Certain statements contained in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve certain risks, uncertainties and assumptions that may change at any time. Therefore, actual results may differ materially from expected results due to a variety of factors, including, but not limited to, the satisfaction of the conditions to closing the sale, as well as the additional factors which are reflected in the annual report on Form 10-K of Laidlaw International for the year ended August 31, 2004, and as may be detailed in the company’s other filings, from time to time, with the Securities and Exchange Commission. In the light of these risks and uncertainties you are cautioned not to place undue reliance on these forward-looking statements. The company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Laidlaw International, Inc. is a holding company for North America’s leading providers of school and inter-city bus transport, public transit, patient transportation and emergency department management services. The company’s shares are traded on the New York Stock Exchange (NYSE: LI). For more information, go to www.laidlaw.com.

Contact:
Sarah Lewensohn
Laidlaw International
Director, Investor Relations
(630) 848-3120

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